UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2005

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore		018989
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On July 13, 2005, Flextronics International Ltd. (the “Company”) filed an 8-K reporting that Flextronics International USA, Inc., a U.S. subsidiary of the Company, entered into an employment agreement with Michael Marks, the Company’s Chief Executive Officer (the “Employment Agreement”). Item 1.01 of this 8-K/A amends the July 13, 2005 8-K to disclose that on November 30, 2005, the Employment Agreement was amended (the “Amended Agreement”). The Amended Agreement generally provides that Mr. Marks will (i) continue to serve as the Company’s Chief Executive Officer through January 1, 2006 (the “Termination Date”); and (ii) serve as Chairman of the Company’s Board of Directors commencing on the Termination Date.

The Amended Agreement also includes certain provisions related to Mr. Marks’s compensation, including providing for: (i) cash payments in the aggregate of $7.5 million; (ii) cancellation of certain stock options held by Mr. Marks; (iii) accelerated vesting of certain stock options held by Mr. Marks; and (iv) continued exercisability of certain stock options held by Mr. Marks.

This description of the Amended Agreement is qualified in its entirety by reference to the complete terms and conditions of the Amended Agreement, which is filed as Exhibit 10.01 to this 8-K/A.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 18, 2005, the Company filed an 8-K reporting that Michael McNamara had been appointed as Chief Executive Officer of the Company effective January 31, 2006, succeeding Michael Marks, and that Mr. Marks had been appointed Chairman of the Board effective upon his retirement as Chief Executive Officer on January 31, 2006. Item 5.02 of this 8-K/A amends the May 18, 2005 8-K to disclose that, on November 30, 2005, the Company’s Board of Directors appointed Mr. McNamara as Chief Executive Officer, and Mr. Marks as Chairman of the Board, effective January 1, 2006.

Item 9.01.	Financial Statements and Exhibits.

Exhibit

10.01	Agreement, dated as of November 30, 2005, between Michael E. Marks and Flextronics International USA, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flextronics International Ltd.

Date: December 1, 2005	By:	/s/ Thomas J. Smach
Thomas J. Smach
Chief Financial Officer